 Exhibit 99.1

Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	March 20, 2018
Time to be released -	Immediate
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

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Innovative Designs Further Substantiates R-Value

PITTSBURGH, PA - (NewMediaWire) – March 20, 2018

Innovative Designs (OTCQB: IVDN) Inc., has submitted expert testimony further substantiating the claimed R-Value of its Insultex House Wrap®. The Company engaged two experts, one a PhD in Polymer Materials Science and the second a PhD in Mechanical Engineering, to evaluate the testing procedures conducted by accredited laboratories whose reports formed the basis of IDI’s claims. Both of these experts have submitted lengthy reports supporting IDI’s reliance upon the test results. In addition, the company procured the services of Materials Characterization Services, LLC to test Insultex®, the core insulating material in its House Wrap product. The results of this additional testing have proven that Insultex® does contain EVACUATED CLOSED CELLS, and that the vacuum within the cells is 100%. Due to the thinness of Insultex®, there has been speculation regarding the R-Value. These recent tests explain why Insultex® is such an excellent insulating material.

Innovative Designs CEO Joseph Riccelli stated, “These independent experts, with PhD’s in related fields, have corroborated what we have known all along. To this day, we have not received one consumer complaint about our Insultex House Wrap®. It’s undeniable that past attempts to undermine our products have been driven by competitors ignorant of the fact that Insultex® is an evacuated closed cell structure, and whose products simply cannot compete with ours”.

Innovative Designs also sought the disqualification of the FTC’s expert witness in the case. The Court noted in rendering its decision that the government’s expert: admitted to previously owning a laboratory that was utilized by IDI in its own product testing years before the FTC’s involvement; admitted that the testing was subject to a Confidentiality Agreement with IDI entered into as part of that engagement; admitted to having no system in place to conduct checks for conflicts of interest; and admitted to informing no one of its potential conflict at the time of its engagement by the FTC. While none of these facts were in dispute, the Court determined that they did not constitute a sufficient legal basis for disqualification, noting that “expert disqualification constitutes a drastic sanction which courts impose reluctantly.”

The Company

Innovative Designs Inc. manufactures the Insultex® House Wrap, Arctic Armor® Line, under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com or www.insultexhousewrap.com

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov

CONTACT INFORMATION

Innovative Designs Inc.

Joseph Riccelli

412-799-0350

joer@idigear.com